CraftClick.com Acquires TopCraftSites.com; Innovative Internet Arts & Crafts Website Ranking Service Receives 250,000 Unique Visitors Per Month

PLAYA DEL REY -- February 23, 2000 -- CraftClick.com (OTC BB: CTCK) announced today the acquisition of Top 100 Craft Sites, located on the Web at www.topcraftsites.com.

Top 100 Craft Sites is a leading resource for locating Arts & Crafts sites on the Internet. There are currently over 1,200 active crafts sites registered with Top 100 Craft Sites, vying for the top rankings. The site ranks craft sites based on user traffic. A craft site owner merely needs to sign up online with Top 100 Craft Sites and place a banner or link on their site which links to TopCraftSites.com. Each individual user who clicks on the banner or link is counted by TopCraftSites.com. The greater the number of click-throughs, the higher the sites ranking in the list on the top 100. Also, if a user of TopCraftSites.com clicks on a site name on the Top 100 list while at TopCraftSites.com, this traffic is counted as well. When a site reaches the top ten, it is given more prominent placement. If a site makes it to the top five, its advertising banner is also displayed.

Peter Yollin, Chief Executive Officer of CraftClick.com, stated "Top 100 Craft Sites is an inventive and helpful way for craftspeople to locate the most popular Arts & Crafts resources on the Internet. By acquiring Top 100 Craft Sites, CraftClick.com now has another premier Arts & Crafts-related Web destination. By introducing the 250,000 unique visitors per month that visit Top 100 Craft Sites to the wealth of merchandise, free content, and community to be found throughout the CraftClick Network, we are able to get one step closer towards integrating the world of craftspeople."

CraftClick.com purchased Top 100 Craft Sites from Gil Bresnick, who created the site in 1998. Bresnick also serves as the webmaster and graphic designer of Top 100 Craft Sites, and owns Internet Presence Solutions, a Port St. Lucie, Florida-based company serving individual and corporate clients worldwide.

The acquisition of TopCraftSites.com follows CraftClick.com's recent acquisitions of Art2Art.com, Stitches To Go, Stamparoo.com, CraftsSearch.com, and CraftNetVillage.com. CraftsSearch.com is an online Arts and Crafts search engine with an unparalleled reach throughout the online and off-line Arts and Crafts industry. CraftsSearch.com can be accessed on the Web at www.craftssearch.com or www.bella-decor.com. Milwaukee-based CraftNetVillage.com
(www.craftnetvillage.com) has built a loyal following of craftspeople worldwide seeking Arts and Crafts products, projects, information and advice. One of the first large-scale online Arts and Crafts destinations, CraftNetVillage.com has served to bring craftspeople and craft merchants together on the Internet for almost five years.


About CraftClick.com

CraftClick.com (www.craftclick.com), the ultimate online Arts & Crafts destination, offers amateur and professional craftspeople worldwide a wealth of Arts & Crafts related content, as well as robust e-commerce capabilities, including free commerce-enabled Web pages and free email. CraftClick.com's extensive project and information library contains more than 15,000 fun and creative projects, and its Superstore offers convenient one-stop shopping for several hundred thousand Arts & crafts supplies.

CraftClick.com is also positioning itself as the ultimate virtual exchange through its wholly-owned exchange portal, BuyIt.com (www.buyit.com). BuyIt.com includes the BuyIt Auction, the BuyItMall, and an extensive online product network. The BuyIt Auction, a member of the FairMarket Network of auction sites, is an online person-to-person auction that is positioned to become the premier "auction of the communities," through co-branding, white labeling and the formation of other strategic alliances. The BuyItMall offers specialty retailers an opportunity to generate an e-commerce Web presence and benefit from the exposure of the BuyIt community. Recent additions to the BuyIt.com online network include BuyIt Kidz, with products and content supplied by eToys.com; BuyIt Health, with products and content supplied by PlanetRX.com; and BuyIt Travel, powered by Travelocity.

For more information, contact Sanjay Sabnani (310-399-
4059/sanjay@vcat.com) at Venture Catalyst; or Sandy Seth (310-827-3500/ir@craftclick.com) at CraftClick.com.